Exhibit 10.2

PROMISSORY NOTE

$10,250,000	November 5, 2008

FOR VALUE RECEIVED, LTC Global, Inc., a Nevada corporation (“Maker”), promises to pay, subject to the terms and conditions contained herein, to Penn Treaty American Corporation, a Pennsylvania corporation (“Payee”), in lawful money of the United States of America, the principal sum of TEN MILLION TWO HUNDRED FIFTY THOUSAND DOLLARS ($10,250,000), in the manner provided below.

This Note has been executed and delivered pursuant to and in accordance with the terms and conditions of the Stock Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), among the Maker, the Payee and United Insurance Group Agency, Inc., a Michigan corporation (the “Company”), and is subject to the terms and conditions of the Purchase Agreement, which are, by this reference, incorporated herein and made a part hereof.

1.         Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Purchase Agreement. As used herein, the following terms shall have the following meanings:

“Aegon Assignments” shall mean fully-executed Assignments of Commissions with respect to all Commission Rights due from each of the Aegon Companies to the Maker or its designee, substantially in the form of Exhibit C-4 to the Purchase Agreement, duly executed by each Aegon Company and the Company (and/or any other party to an Insurance Contract with such Aegon Company, including without limitation any Subsidiary or Affiliate of the Company), as assignor.

“Assignments” shall mean, collectively, the CNA Assignments, the UHC Assignments, the Aegon Assignments and the BCBSM Assignments.

“BCBSM Assignments” shall mean fully-executed Assignment(s) of Commissions with respect to all Commission Rights due from BCBSM to the Maker or its designee, substantially in the form of Exhibit C-5 to the Purchase Agreement, duly executed by BCBSM and the Company (and/or any other party to an Insurance Contract with BCBSM, including without limitation any Subsidiary or Affiliate of the Company), as assignor.

“CNA Assignments” shall mean fully-executed Assignments of Commissions with respect to all Commission Rights due from each of the CNA Companies to the Maker or its designee, substantially in the form of Exhibit C-2 to the Purchase Agreement, duly executed by each CNA Company and the Company (and/or any other party to an Insurance Contract with such CNA Company, including without limitation any Subsidiary or Affiliate of the Company), as assignor.

“Consent” means all consents, assignments or other instruments from the landlord under the Amended and Restated Lease, dated May 24, 2007, by and between the Company and

MCOP#2 LLC, as amended, necessary to avoid any breach, default or violation of such lease as a result of the consummation of the transactions contemplated by the Purchase Agreement.

“Consent Condition Satisfaction” shall mean the satisfaction of both of the following conditions:

(i)	Maker has received all of the Assignments; and

(ii)       Maker has received the Consent; provided, that if the Consent has not been received on or before December 31, 2008, the Consent Condition Satisfaction shall nonetheless be deemed to have occurred on January 1, 2009.

“Minimum Amount” shall mean a portion of the original principal amount of this Note equal to the sum of (i) $1,500,000 until such amount is paid pursuant to Section 2.2 and (ii) the excess of $2,310,274.26 over the Realization Amount.

“Realization Amount” shall mean the sum of (i) the portion of the original principal amount of this Note paid pursuant to Section 2.2(a) plus (ii) the portion of the original principal amount of this Note paid pursuant to Section 2.2(b).

“UHC Assignments” shall mean fully-executed Assignments of Commissions with respect to all Commission Rights due from each of the UHC Companies to the Maker or its designee, substantially in the form of Exhibit C-3 to the Purchase Agreement, duly executed by each UHC Company and the Company (and/or any other party to an Insurance Contract with such UHC Company, including without limitation any Subsidiary or Affiliate of the Company), as assignor.

2.         Principal and Interest. Subject to Maker’s rights pursuant to Section 10.6 of the Purchase Agreement:

2.1.      Payments. Upon receipt by Maker of each of the Assignments, a portion of the original principal amount of this Note plus interest accrued thereon shall be due and payable as follows:

(a)       If the Assignments that have been received are the CNA Assignments and Maker has received fully-executed and complete copies of all Insurance Contracts between the Company, any of its Subsidiaries or any of their respective Affiliates, on the one hand, and any CNA Company, on the other, then $4,612,500, plus interest accrued thereon, shall be due and payable on the Business Day following the date on which the CNA Assignments have been received by Maker; provided, that such payment shall not be required to the extent that it would have the effect of reducing the outstanding principal amount of this Note to an amount less than the Minimum Amount;

(b)       If the Assignments that have been received are the UHC Assignments and Maker has received fully-executed and complete copies of all Insurance Contracts between the Company, any of its Subsidiaries or any of their respective

Affiliates, on the one hand, and any UHC Company, on the other, then $3,587,500, plus interest accrued thereon, shall be due and payable on the Business Day following the date on which the UHC Assignments have been received by Maker; provided, that such payment shall not be required to the extent that it would have the effect of reducing the outstanding principal amount of this Note to an amount less than the Minimum Amount;

(c)       If the Assignments that have been received are the Aegon Assignments and Maker has received fully-executed and complete copies of all Insurance Contracts between the Company, any of its Subsidiaries or any of their respective Affiliates, on the one hand, and any Aegon Company, on the other, then $1,025,000, plus interest accrued thereon, shall be due and payable on the Business Day following the date on which the Aegon Assignments have been received by Maker; provided, that such payment shall not be required to the extent that it would have the effect of reducing the outstanding principal amount of this Note to an amount less than the Minimum Amount; and

(d)       If the Assignments that have been received are the BCBSM Assignments and Maker has received fully-executed and complete copies of all Insurance Contracts between the Company, any of its Subsidiaries or any of their respective Affiliates, on the one hand, and BCBSM, on the other, then $1,025,000, plus interest accrued thereon, shall be due and payable on the Business Day following the date on which the BCBSM Assignments have been received by Maker; provided, that such payment shall not be required to the extent that it would have the effect of reducing the outstanding principal amount of this Note to an amount less than the Minimum Amount.

2.2.	Holdbacks.

(a)       Set forth on Schedule 2.2 hereof is a list of Insurance Companies that are obligors with respect to certain Commission Rights, which Commission Rights (the “Holdback Commission Rights”) are, on the books of such Insurance Companies, titled to either Patrick Patterson or Robert McClellan, as agent of the Company and/or its Subsidiaries. From and after the date hereof, the Maker shall pay a portion of the principal amount hereunder to the Payee equal to the amount of payments received by Maker or its Affiliates with respect to the Holdback Commission Rights, from time to time, not to exceed with respect to any such Insurance Company, the amount set forth under the heading “Amount” on Schedule 2.2 opposite the name of such Insurance Company; any such payment to be made by Maker to Payee shall be made on the Business Day following the date on which Maker receives the applicable payment with respect to the Holdback Commission Rights.

(b)       On the Business Day following receipt by Maker of a complete and fully executed Assignment of Commissions (or Assignments of Commissions) with respect to any set of Holdback Commission Rights, Maker shall pay to Payee a portion of the principal amount hereunder equal to the difference (if positive) of (i) the amount set forth under the heading “Value” on Schedule 2.2 opposite the name of the applicable

Insurance Company over (ii) the aggregate amount previously paid, if any, to Payee under Section 2.2(a) in respect of such Holdback Commission Rights.

2.3.      Consent. If the Consent Satisfaction Condition is deemed to have occurred by virtue of the proviso to clause (ii) of the definition of Consent Satisfaction Condition, then $1,500,000 of the principal amount of this Note shall be paid to the Escrow Agent on January 2, 2009.

2.4.      Interest. This Note shall accrue interest at a rate per annum equal to 1.62% on the unpaid principal balance hereof. Interest on any portion of the principal amount of this Note shall be due and payable together with each payment of such principal.

2.5.      Maturity Date. Notwithstanding anything set forth herein to the contrary, an amount equal to (a) the unpaid principal amount of this Note together with interest accrued thereon over (b) the Minimum Amount shall be due and payable on the 120th day following the date hereof or, if such day is not a Business Day, on the next succeeding Business Day.

2.6.      Manner of Payment. All payments of principal and interest on this Note shall be made to Payee by wire transfer of immediately available funds to an account designated in writing by Payee; provided, that payment of the Escrowed Amount shall be paid to the Escrow Agent in accordance with Section 3.2(c) of the Purchase Agreement.

2.7.      Maximum Amount. Notwithstanding anything set forth herein to the contrary, in no event shall Maker be obligated to pay an aggregate amount hereunder in excess of $10,250,000 plus interest accrued thereon.

2.8.      Prepayment. Maker may, without premium or penalty, at any time and from time to time, prepay all or any portion of the outstanding principal balance due under this Note.

3.         Event of Default. An “Event of Default” shall be deemed to have occurred under this Note if Maker shall fail to pay when due any payment of principal and interest on this Note and such failure continues for fifteen (15) days after Payee notifies Maker thereof in writing; provided, however, that the exercise by Maker in good faith of its right of set-off pursuant to Section 10.6 of the Purchase Agreement, subject to the limitations set forth therein, shall not constitute an Event of Default.

4.         Security. This Note is secured by the Collateral (as defined in the Pledge Agreement, dated as of the date hereof, between Maker and Payee (the “Pledge Agreement”)), upon the terms and conditions specified in the Pledge Agreement.

5.	Miscellaneous.

5.1.      Waiver. The rights and remedies of Payee under this Note shall be cumulative and not alternative. No waiver by Payee of any right or remedy under this Note shall be effective unless in a writing signed by Payee. Neither the failure nor any delay in exercising any right, power or privilege under this Note will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege by Payee will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law (a) no claim or right of Payee arising out of this Note can be discharged by Payee, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing, signed by Payee, (b) no waiver that may be given by Payee will be applicable except in the specific instance for which it is given and (c) no notice to or demand on Maker will be deemed to be a waiver of any obligation of Maker or of the right of Payee to take further action without notice or demand as provided in this Note. Maker hereby waives presentment, demand, protest and notice of dishonor and protest.

5.2.      Notices. Any notice required or permitted to be given hereunder shall be given in accordance with Section 11.1 of the Purchase Agreement.

5.3.      Severability. If any provision of this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

5.4.      Governing Law. This Note shall be governed by the laws of the State of Delaware without regard to conflicts of laws principles.

5.5.      Parties in Interest. This Note shall bind Maker and its successors and assigns. This Note shall not be assigned or transferred by Payee without the express prior written consent of Maker.

*  *  *  *  *

IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the date first written above.

LTC GLOBAL, INC.

By:	/s/Thomas A. Skiff
Name: Thomas A. Skiff
Title:	C.E.O.

Schedule 2.2

Insurance Company	Amount	Value

Pat Patterson
Transamerica	75,371.92	226,115.76
Life Investors	7,695.60	23,086.80
Conseco Senior Health	111,493.43	334,480.29
Mutual of Omaha	203,903.54	611,710.62
United American Ins. Co	107,343.62	322,030.86
United Teachers Assoc	71,608.91	214,826.73
Loyal American	9,953.04	29,859.12
Medico	3,009.32	9,027.96
Standard	3,984.85	11,954.55
First United American	2,061.04	6,183.12
Monumental	40,700.04	122,100.12
MetLife	8,698.93	26,096.79
Total	645,824.24	1,937,472.72

Bob McClellan
John Hancock	31,866.67	95,600.01
Pacific Care	9,508.50	28,525.50
American Progressive	24,718.41	74,155.23
United American Ins. Co	44,677.61	134,032.83
CHCS Services	10,558.35	31,675.05
Humana	2,937.64	8,812.92
Total	124,267.18	372,801.54

Grand Total	770,091.42	2,310,274.26